Exhibit 99.1

Financial Highlights (in millions except per share data)

Year Ended	2000	2001	2002	2003	2004	% change ‘03 to ‘04
Earnings per share	$0.77	$0.92	$0.82	$0.91	$0.40	(56)%
Net income	6.60	8.00	7.20	7.60	3.30	(56)%
Revenue	38.80	44.70	45.30	46.00	48.70	6%